                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of April 29, 1998 (the "Merger Agreement"), by and among OnePoint Communications Corp., a Delaware corporation ("OnePoint Corp.") and OnePoint Communications, LLC, a Delaware limited liability company ("OnePoint, LLC").

                                  WITNESSETH:

     WHEREAS, OnePoint Corp. is a corporation duly organized and validly existing under and by virtue of the laws of the State of Delaware, having authorized capital stock consisting of: 35,000 shares of Preferred Stock, par value $1.00 per share (the "OnePoint Corp. Preferred Stock"), none of which are issued and outstanding; and 2,000,000 shares of Common Stock, par value $0.01 per share (the "OnePoint Corp. Common Stock"), none of which are issued and outstanding;

     WHEREAS, OnePoint, LLC is a limited liability company duly organized and validly existing under the laws of the state of Delaware, having issued and outstanding equity interests consisting of 1,000,000 Common Membership Units (the "OnePoint, LLC Common Units");

     WHEREAS, the Board of Directors of OnePoint Corp. and the Manager of OnePoint, LLC deem it advisable that OnePoint, LLC merge with and into OnePoint Corp., upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware (the "Merger"), and that the Common Membership Units of OnePoint, LLC be canceled upon consummation of the Merger as set forth herein;

     WHEREAS, the parties hereto intend that the Merger qualify as tax-free reorganization for federal income tax purposes; and

     WHEREAS, the Board of Directors of OnePoint Corp. and the Manager of OnePoint, LLC have, by resolutions, duly approved and adopted the provisions of this Merger Agreement as the agreement of merger required by Section 264 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") and by Section 18-209 of the Delaware Limited Liability Company Act (the "Delaware LLC Act"), as the foregoing may be applicable to OnePoint Corp., OnePoint, LLC, and the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1.  Effect of the Merger; Manner and Basis of Converting and
                 --------------------------------------------------------
Canceling Units.
---------------

     1.1 At the Effective Time (as hereinafter defined), OnePoint, LLC shall be merged with and into OnePoint Corp., the separate corporate existence of OnePoint, LLC shall cease (except as may be continued by operation of law), and OnePoint Corp. shall continue as the surviving corporation, all with the effects provided by applicable law. OnePoint Corp., in its capacity as the surviving corporation of the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 At the Effective Time, by virtue of the Merger and without any action by OnePoint, LLC, the equityholders of OnePoint, LLC, the shareholders OnePoint Corp. or any other person, all of the issued and outstanding Membership Units of OnePoint, LLC, together with the promissory note of OnePoint, LLC dated December 3, 1997 made in favor of Ventures in Communications, L.L.C. in the aggregate principal amount of $1,500,000, shall be cancelled and converted into the right to receive 35,000 shares of OnePoint Corp. Preferred Stock and 1,000,000 shares of OnePoint Common Stock, with 1 share of OnePoint Corp. Common Stock and .035 shares of OnePoint Corp. Preferrred Stock issuable for each issued and outstanding OnePoint, LLC Membership Unit.

     1.3 At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of both a public and private nature, and be subject to all the duties and liabilities, of OnePoint, LLC; and all rights, privileges immunities and franchises of OnePoint, LLC, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to OnePoint, LLC shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and title to any real estate, or any interest therein, vested in OnePoint, LLC shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of OnePoint, LLC; and any claim existing or action or proceeding pending by or against OnePoint, LLC may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be substituted in its place; all with the effect set forth in
Section 264 of the Delaware Corporation Law and Section 18-209 of the Delaware LLC Act. The authority of the officers of OnePoint, LLC shall continue with respect to the due execution in the name of OnePoint, LLC of tax returns, instruments of transfer or conveyance and other documents where the execution thereof is required or convenient to comply with any provision of the Delaware Corporation Law, any contract to which OnePoint, LLC is or was a party or this Merger Agreement.

     1.4 The name of the Surviving Corporation shall be "OnePoint Communications Corp.".

     SECTION 2.  Effective Time.
                 --------------

     2.1 Upon the fulfillment or waiver of the conditions specified in Section 5 hereof and provided that this Merger Agreement has not been terminated and abandoned pursuant to Section 6.2 hereof, OnePoint Corp. and OnePoint, LLC shall cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for in and in accordance with Section 264 of the Delaware Corporation Law and Section 18-209 of the Delaware LLC Act.

     2.2 The Merger shall become effective at the time and date as provided by applicable law (the "Effective Time").

     SECTION 3.  Additional Agreements.
                 ---------------------

     3.1 Each of the parties hereto shall (subject to any qualifications specified in this Section 3, the conditions specified in Section 5 and the fiduciary obligations of their respective boards of directors) diligently use their respective best efforts to cause the Merger to be consummated and to be consummated at the earliest practicable date. Such best efforts shall include the vigorous defense of any suit or proceeding instituted against it in connection with the transactions contemplated by this Merger Agreement.

     3.2 OnePoint, LLC shall submit this Merger Agreement and the Merger to its Members for adoption and approval and shall use its best efforts to solicit from its Members votes in favor of such adoption and approval and shall take all other action necessary or helpful to secure a vote of its Members in favor of the Merger.

     3.3 Prior to the Effective Time, each party hereto shall use its best efforts to obtain the consent of all private third parties and governmental authorities necessary to its consummation of the Merger.

     3.4 Each party hereto shall give prompt notice to the other parties hereto of the occurrence or failure to occur of any event, which occurrence or failure would cause or would be likely to cause a condition to the obligation of another party hereto to effect the Merger not to be satisfied.

     SECTION 4.  Certificate of Incorporation and By-laws; Board of Directors.
                 ------------------------------------------------------------

     4.1 The Certificate of Incorporation and By-laws of OnePoint Corp. as in effect at the Effective Time shall govern the Surviving Corporation.

     4.2 The members of the Board of Directors and the officers of OnePoint Corp. holding office immediately prior to the Effective Time shall be the members of the Board of Directors and the officers (holding the same positions as they held with OnePoint Corp. immediately prior to the Effective Time) of the Surviving Corporation and shall hold such offices until the expiration of their current terms, or until their earlier death, resignation or removal.

     SECTION 5.  Conditions.
                 ----------

     5.1 The respective obligation of OnePoint, LLC and OnePoint Corp. to consummate the Merger under this Merger Agreement is subject to the fulfillment of the following conditions:

          (a) At the option of OnePoint, LLC or OnePoint Corp., any third party consents which are required in order to avoid a breach, violation, conflict or default under any agreement, contract, statute, rule or regulation shall have been obtained;

          (b) This Merger Agreement and the Merger shall have been approved and adopted by the Members of OnePoint, LLC;

          (c) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal and no such law, statute, rule or regulation shall be in effect; and

          (d) No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the Merger shall be in effect.

     SECTION 6.  Amendment and Termination.
                 -------------------------

     6.1 OnePoint, LLC and OnePoint Corp., by mutual consent of OnePoint, LLC's Manager and OnePoint Corp.'s Board of Directors, may amend, modify or supplement this Merger Agreement in such manner as may be agreed upon by them in writing.

     6.2 This Merger Agreement may be terminated and the Merger may be abandoned for any reason by a resolution adopted jointly by the Board of Directors of OnePoint Corp. and the Manager of OnePoint, LLC or at any time prior to the Effective Time. In the event of the termination of this Merger Agreement as provided herein, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of OnePoint, LLC, OnePoint Corp. or their respective officers, directors or managers, except liability for intentional breach or misrepresentation or common law fraud.

     SECTION 7.  Service of Process.
                 ------------------

     7.1 The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of OnePoint Communications, LLC or OnePoint Communications Corp. and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such proceeding.

     7.2  A copy of any service of process received in connection with Section
7.1 above should be mailed to:

          OnePoint Communications Corp.
          2201 Waukegan Road, Suite E-200
          Bannockburn, IL  60015
          Attn:  President

     SECTION 8.  Miscellaneous.
                 -------------

     8.1 This Merger Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     8.2 The internal law, not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Merger Agreement.

     8.3 This Merger Agreement is not intended to confer upon any person (other than the parties hereto and their respective successors and assigns) any rights or remedies hereunder or by reason hereof.

                                   * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals affixed, all as of the day and year first written above.

                                                 ONEPOINT COMMUNICATIONS CORP.,
                                                 a Delaware corporation


                                                 By: /s/ James A. Otterbeck
                                                    ----------------------------
                                                      James A. Otterbeck
                                                 Its: President


                                                 ONEPOINT COMMUNICATIONS, LLC, a
                                                 Delaware limited liability
                                                 company


                                                 By: /s/ James A. Otterbeck
                                                    ----------------------------
                                                      James A. Otterbeck
                                        Its:     Manager